Schneider National, Inc. Reports Third Quarter 2017 Results
Robust driver capacity growth ahead of fourth quarter and 2018 demand

•	Operating Revenues of $1.1 billion, an increase of 5% compared to third quarter 2016

•	Net Income of $36.9 million, a slight increase compared to third quarter 2016

•	Diluted Earnings Per Share of $0.21, compared to third quarter 2016 of $0.24

•	Adjusted Diluted Earnings Per Share of $0.23, compared to third quarter 2016 of $0.24

•	Full year 2017 Adjusted Diluted Earnings Per Share guidance of $0.92 to $0.97

Green Bay, WI, November 7, 2017 – Schneider National, Inc. (NYSE: SNDR) (“Schneider” or the “Company”), a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America, today announced results for the third quarter and nine months ended September 30, 2017.

“In the third quarter, we saw improved demand/supply balance and increased economic activity, resulting in accelerating pricing," noted Chris Lofgren, Chief Executive Officer of Schneider. "This was offset by cost pressures from driver recruiting and pay, continued refining of our cost structure in the First to Final Mile service offering, as well as lost revenue and productivity from the hurricanes. Our portfolio of services displayed resiliency in the quarter as evidenced by our Intermodal and Logistics segments. Our investments to grow Truckload driver capacity in the third quarter positioned us well for the opportunities we expect to emerge in the fourth quarter of 2017 and into 2018."
Lofgren continued, “I personally want to thank all of our associates for their special efforts related to the two hurricanes. They contributed to restoring the lives of the people impacted by these events, including our fellow associates. We are committed as an organization to support the rebuilding effort."

Results of Operations (unaudited)

The following table sets forth, for the periods indicated, the Company’s results of operations:

(in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues	$1,110.8	$1,053.2	$3,192.4	$2,975.8
Adjusted enterprise revenue (excluding fuel surcharge)	$1,016.9	$971.9	$2,915.6	$2,766.1
Income from operations	$64.1	$70.8	$186.6	$202.5
Adjusted income from operations	$69.2	$72.4	$181.7	$204.1
Operating ratio	94.2%	93.3%	94.2%	93.2%
Adjusted operating ratio	93.2%	92.6%	93.8%	92.6%
Net income	$36.9	$36.8	$106.0	$109.1
Adjusted net income	$40.0	$37.8	$103.0	$110.1
Adjusted EBITDA	$139.7	$142.4	$388.7	$401.8
Diluted earnings per share	$0.21	$0.24	$0.63	$0.70
Adjusted diluted earnings per share	$0.23	$0.24	$0.61	$0.70
Weighted average diluted shares outstanding	177.0	156.6	169.3	156.3

Results of Operations - Enterprise

Enterprise operating revenues for the third quarter of 2017 were $1,110.8 million, an increase of $57.6 million, or 5%, compared to the same quarter in 2016, primarily due to improved demand versus capacity balances. In addition, increased revenue was generated from demand in Intermodal and Logistics, productivity in Truckload, the Company's leasing business, and fuel surcharge revenue.

Adjusted enterprise revenue (excluding fuel surcharge) for the third quarter of 2017 was $1,016.9 million, an increase of $45.0 million, or 5%, compared to the same quarter in 2016. The combination of the storms, an improving economy, and the historic surge in demand resulted in positive movement in pricing across the board, including spot, fall premium, and contract rates. Integrating this into the Quest platform enabled the Company to quickly take advantage of these changes, and favorably impacted revenue per truck per week and revenue per order. In addition to the pure price impact, yield from productivity accelerated toward the end of the quarter. Enterprise driver capacity increased over 550 sequentially from the second quarter of 2017; in anticipation of fourth quarter 2017 and 2018 demand.

Enterprise income from operations for the third quarter of 2017 was $64.1 million, a decrease of $6.7 million, or 9%, compared to the same quarter in 2016, primarily due to increased driver costs and the net negative impact of the two major hurricanes. The Company estimated that the hurricanes had a $3.0 million net negative income from operations impact due to lost revenue and productivity, and increased maintenance and other costs, offset by improved pricing due to market volatility. Additional factors that contributed to the decrease in income from operations were decreased gains on sales of equipment, account start-up costs, and continued refining of the cost structure in the Company's First to Final Mile service offering, partially offset by truck and container productivity improvements and effective freight selection.

Adjusted income from operations for the third quarter of 2017 was $69.2 million, a decrease of $3.2 million, or 4%, compared to same quarter in 2016. The Company adjusted its income from operations by $5.4 million for the duplicate chassis costs related to the cost of idle rental units due to its conversion to an owned chassis model. The Company is ahead of its chassis conversion plan and expects it to be completed by the end of 2017 to coincide with the expiration of the existing lease requirements. The Company also adjusted its income from operations to exclude other material items in the applicable periods that do not reflect its core operating performance. See the "Reconciliation of Non-GAAP Financial Measures" at the end of this release for additional details.

Net interest expense in the third quarter of 2017 decreased $2.2 million compared to the same quarter in 2016 due to lower debt levels. The effective income tax rate was 39.2% for the three months ended September 30, 2017 and 42.9% for the same quarter in 2016, driven by the settlement of Federal and state audits during the prior year.  The quarterly rate is based on the estimated annual effective tax rate.  The Company estimates the annual effective tax rate to be between 39.0% and 40.0%.

Net income for the third quarter of 2017 was $36.9 million, or $0.21 on a weighted average diluted per share basis, an increase of $0.1 million compared to same quarter in 2016. Net income as a percent of operating revenues was 3.3% for the third quarter of 2017. Adjusted net income for the third quarter of 2017 was $40.0 million, or $0.23 on a weighted average diluted per share basis, an increase of $2.2 million, or 6% compared to the same quarter in 2016. The impact on third quarter 2017 earnings per share of additional shares due to the Company's initial public offering is ($0.03) compared to third quarter 2016.

Adjusted EBITDA for the third quarter of 2017 was $139.7 million, a decrease of $2.7 million, or 2%, compared to the same quarter in 2016. Adjusted EBITDA as a percentage of adjusted enterprise revenue (excluding fuel surcharge) was 13.7% for the third quarter of 2017, compared to 14.7% in the third quarter of 2016.

Cash Flow and Capitalization

At September 30, 2017, the Company had a total of $445.9 million outstanding on various debt instruments compared to $699.4 million as of December 31, 2016. At September 30, 2017, the Company had cash and cash equivalents of $202.2 million compared to $130.8 million at December 31, 2016. The Company's net increase in cash and cash equivalents of $71.4 million was primarily due to proceeds from the IPO offset by debt repayments.

The Company’s cash provided by operating activities for the nine months ending September 30, 2017 decreased $1.8 million, a slight decrease compared to the same period in 2016. Free cash flow increased $98.2 million compared to the same period in 2016. Capital expenditures decreased year over year due to lower purchases of transportation equipment, the result of a combination of factors including the acceleration of purchases in 2016. The used equipment market has stabilized in 2017, albeit at historically weak levels. Chassis capital expenditures for the nine months ended September 30, 2017 were approximately $87 million.

The Company declared a $0.05 dividend payable to shareholders of record as of September 20, 2017. This dividend was paid on October 2, 2017. On October 31, 2017, the Company declared a $0.05 dividend payable to shareholders of record as of December
15, 2017. This dividend is expected to be paid on January 8, 2018.

Results of Operations – Reportable Segments

Truckload

•	Revenue (excluding fuel surcharge): $551.7 million; an increase of 2% compared to third quarter 2016

•	Income from Operations: $41.1 million; a decrease of 23% compared to third quarter 2016

Truckload revenue (excluding fuel surcharge) increased 2% compared to the third quarter of 2016. Improved truck productivity and effective freight selection using the Company's Quest platform more than offset a 2.3% reduction in average total truck count compared to the same quarter in 2016 due to initiatives earlier in the year to effectively size the fleet to freight volumes. Revenue per truck per week increased $168, or 4.9%, compared to the same quarter in 2016.

Truckload income from operations decreased 23% in the third quarter of 2017 compared to the same quarter in 2016, primarily due to increased driver costs, the net negative impact of the hurricanes due to lost revenue and increased costs, decreased gains on sales of equipment, account start-up costs, and continued refining of the cost structure in the Company's First to Final Mile service offering, partially offset by improvements in freight selection and truck productivity. The Company's investments in driver recruiting and retention initiatives in the second and third quarters yielded positive results in the third quarter and are the primary factors in the sequential Truckload average truck count increase of 186, or 1.6%, and the Truckload driver workforce increase of over 500 compared to the second quarter of 2017; in anticipation of fourth quarter 2017 and 2018 demand.

Intermodal

•	Revenue (excluding fuel surcharge): $196.0 million; an increase of 4% compared to third quarter 2016

•	Income from Operations: $12.2 million; an increase of 12% compared to third quarter 2016

Intermodal revenue (excluding fuel surcharge) increased 4% in the third quarter of 2017 compared to the same quarter in 2016. The increase was due to an 8.3% increase in orders, partially offset by a 3.6% decrease in revenue per order, that resulted from the competitive pricing market and growth in the East, which has a shorter length of haul. The competitive pricing market improved as the quarter progressed and resulted in an $18, or 1.0%, sequential increase in revenue per order compared to the second quarter of 2017. Intermodal improved container productivity 8.5% compared to the same quarter in 2016, with 8,000 additional orders moved on slightly fewer containers.
Intermodal income from operations increased 12% in the third quarter of 2017 compared to the same quarter in 2016. Increased volume and asset productivity more than offset an improved but continued competitive pricing environment, the net negative impact of the hurricanes, and an increase in duplicative costs due to the conversion from leased to owned chassis. Duplicate chassis costs, which represent the cost of idle rental units, had a negative impact of $5.4 million, or approximately 280 basis points on Intermodal's third quarter 2017 operating ratio. The Company is ahead of its chassis conversion plan and expects it to be completed by the end of 2017 to coincide with the expiration of the existing lease requirements. The full impact of reduced operational costs will not be realized until 2018; however, Intermodal has realized decreased costs due to the new chassis in the areas of productivity, driver retention, safety, and maintenance.

Logistics

•	Revenue (excluding fuel surcharge): $209.1 million; an increase of 8% compared to third quarter 2016

•	Income from Operations: $9.1 million; an increase of 8% compared to third quarter 2016

Logistics revenue (excluding fuel surcharge) increased 8% in the third quarter of 2017 compared to the same quarter in 2016, primarily due to a growth of the Company’s brokerage business. Brokerage volume increased 8.8% over the same period in 2016.
Brokerage revenue (excluding fuel surcharge) was 74% of Logistics revenue (excluding fuel surcharge) for the third quarter of 2017 compared to 71% for same quarter in 2016.

Logistics income from operations increased 8% in the third quarter of 2017 compared to the same quarter in 2016, primarily due to brokerage growth which was enhanced by the expansion of gross margins in the quarter partly due to the market volatility caused by the hurricanes.

Business Outlook

Lofgren commented, “Overall, we expect market strengthening to continue for the foreseeable future, especially given the significant amount of building materials that will need to be moved into Texas, Florida and the Southeastern part of the U.S., as well as the enforcement of the ELD mandate. The availability of new jobs in the construction industry in the South, will put additional pressure on driver hiring and retention. That said, we are encouraged by our success in hiring drivers in the third quarter. The interplay of continually improving price, partially offset by costs due to driver availability, will determine market dynamics in 2018. Also, building out our First to Final Mile service offering will require additional investment. Therefore, to account for third quarter performance and these near-term effects, we are revising our full year 2017 adjusted diluted earnings per share range to $0.92 to $0.97. We continue to anticipate capital expenditures for 2017 to be in the range of $350 million to $400 million, which includes $100 million for chassis."
Non-GAAP Financial Measures

We have presented certain non-GAAP financial measures, including adjusted enterprise revenue (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, adjusted diluted earnings per share adjusted EBITDA, and free cash flow. Management believes the use of non-GAAP measures assists investors in understanding our business, as further described below. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2017 is not provided.  Schneider does not forecast net income per share as we cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that we cannot predict include expenses for items that do not relate to our core operating performance such as duplicate chassis costs or costs related to potential future acquisition as well as related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted net income.

About Schneider National, Inc.

We are a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operate one of the largest for-hire trucking fleets in North America. We believe we have developed a differentiated business model that is difficult to replicate due to our scale, breadth of complementary service offerings and proprietary technology platform. Our highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling us to serve our customers’ diverse transportation needs. Since our founding in 1935, we believe we have become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding our responsibility to our associates, our customers and the communities that we serve.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the United States Private Securities Litigation Reform Act of 1995, which are intended to come within the safe harbor protection provided by such Act. These forward-looking statements reflect our current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in our business and industry. Forward-looking statements are often characterized by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms, and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. We caution readers that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Such risks and uncertainties include, among others, those discussed under the heading “Risk Factors” in our Prospectus dated April 5, 2017 filed with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b) of the Securities Act of 1933, as amended, which is deemed to be part of our Registration Statement on Form S-1 (File No. 333-215244), as well as other filings with the SEC. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: economic and business risks inherent in the truckload industry, including competitive pressures pertaining to pricing, capacity, and service; risks associated with the loss of a significant customer or customers; fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and our ability to recover fuel costs through our fuel surcharge programs; our ability to attract and retain qualified drivers, including owner-operators, in the operation of our intermodal and trucking businesses; risks related to demand for our service offerings; our ability to recruit, develop, and retain our key associates; the impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, employees, and owner-operators, our captive insurance company, and the increased costs of compliance with existing or future federal, state, and local regulations; significant systems disruptions, including those caused by cybersecurity breaches; negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months; risks associated with severe weather and similar events; exposure to claims and lawsuits in the ordinary course of our business and the risk of insurance claims through our captive insurance company; our ability to effectively manage and implement our growth and diversification strategies and cost saving initiatives; risks associated with acquisitions and other strategic transactions; risks associated with obtaining materials, equipment, and services from our vendors and suppliers; risks associated with cross-border operations and doing business in foreign countries; risks associated with financial and credit markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives; and risks associated with reliance on third parties with respect to certain of our businesses, including railroads with respect to our intermodal business and third-party capacity providers for our Logistics brokerage business.

We do not intend, and undertake no obligation, to update any of our forward-looking statements after the date of this report to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
Schneider National, Inc.
Pat Costello, SVP, Financial Planning and Analysis / Investor Relations
920-592-SNDR
investor@schneider.com

Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
OPERATING REVENUES	$1,110.8	$1,053.2	$3,192.4	$2,975.8
OPERATING EXPENSES:
Purchased transportation	403.9	381.2	1,158.7	1,077.6
Salaries, wages, and benefits	307.4	289.8	910.0	848.2
Fuel and fuel taxes	76.3	66.6	220.7	184.4
Depreciation and amortization	70.5	70.0	207.0	197.7
Operating supplies and expenses	135.3	129.1	369.2	333.0
Insurance and related expenses	22.2	19.8	64.3	57.1
Other general expenses, net	31.1	25.9	75.9	75.3
Total operating expenses	1,046.7	982.4	3,005.8	2,773.3
INCOME FROM OPERATIONS	64.1	70.8	186.6	202.5
OTHER EXPENSES (INCOME):
Interest expense—net	3.6	5.8	13.7	15.7
Other expenses (income)—net	(0.2)	0.5	(0.3)	1.8
Total other expenses	3.4	6.3	13.4	17.5
INCOME BEFORE INCOME TAXES	60.7	64.5	173.2	185.0
PROVISION FOR INCOME TAXES	23.8	27.7	67.2	75.9
NET INCOME	$36.9	$36.8	$106.0	$109.1

Weighted average common shares outstanding	176.9	156.4	169.2	156.1
Basic earnings per share	$0.21	$0.24	$0.63	$0.70
Weighted average diluted shares outstanding	177.0	156.6	169.3	156.3
Diluted earnings per share	$0.21	$0.24	$0.63	$0.70
Dividends per share of common stock	$0.05	$—	$0.15	$—

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$202.2	$130.8
Marketable securities	44.0	52.5
Trade accounts receivable—net of allowance of $4.0 million and $3.5 million, respectively	500.8	444.0
Other receivables	24.5	41.8
Current portion of lease receivables—net of allowance of $1.4 million and $1.0 million, respectively	99.7	100.2
Inventories	94.0	74.1
Prepaid expenses and other current assets	95.2	80.2
Total current assets	1,060.4	923.6
NONCURRENT ASSETS:
Property and equipment:
Transportation equipment	2,745.1	2,596.7
Land, buildings, and improvements	183.5	178.9
Other property and equipment	174.0	191.6
Total property and equipment	3,102.6	2,967.2
Accumulated depreciation	1,242.2	1,209.2
Net property and equipment	1,860.4	1,758.0
Lease receivables	141.5	132.1
Capitalized software and other noncurrent assets	76.0	76.9
Goodwill	164.5	164.0
Total noncurrent assets	2,242.4	2,131.0
TOTAL	$3,302.8	$3,054.6

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	September 30, 2017	December 31, 2016
LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$284.4	$227.3
Accrued salaries and wages	78.9	81.8
Claims accruals - current	47.0	52.2
Current maturities of debt and capital lease obligations	22.1	258.7
Dividends payable	8.8	—
Other current liabilities	58.7	57.3
Total current liabilities	499.9	677.3
NONCURRENT LIABILITIES:
Long-term debt and capital lease obligations	422.9	439.6
Claims accruals - noncurrent	100.6	111.5
Deferred income taxes	587.5	538.6
Other	75.1	101.2
Total noncurrent liabilities	1,186.1	1,190.9
COMMITMENTS AND CONTINGENCIES
TEMPORARY EQUITY - REDEEMABLE COMMON SHARES
Redeemable common shares at December 31, 2016, Class A, no par value, shares authorized: 250,000,000, shares issued and outstanding: 83,029,500	—	563.2
Redeemable common shares at December 31, 2016, Class B, no par value, shares authorized: 750,000,000, shares issued and outstanding: 73,294,560	—	497.2
Accumulated earnings	—	125.1
Accumulated other comprehensive income	—	0.9
Total temporary equity	—	1,186.4
SHAREHOLDERS' EQUITY
Class A common shares at September 30, 2017, no par value, shares authorized: 250,000,000, shares issued and outstanding: 83,029,500	—	—
Class B common shares at September 30, 2017, no par value, shares authorized: 750,000,000, shares issued and outstanding: 93,841,183	—	—
Additional paid-in capital	1,535.9	—
Retained earnings	80.5	—
Accumulated other comprehensive income	0.4	—
Total shareholders' equity	1,616.8	—
TOTAL	$3,302.8	$3,054.6

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2017	2016
OPERATING ACTIVITIES:
Net income	$106.0	$109.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	207.0	197.7
Gain on sale of property and equipment	(6.4)	(15.1)
Deferred income taxes	48.8	49.3
WSL contingent consideration adjustment	(13.2)	—
Other noncash items	3.1	(1.0)
Changes in operating assets and liabilities:
Receivables	(39.0)	—
Other assets	(9.5)	(7.7)
Payables	22.1	6.3
Other liabilities	(3.2)	(21.1)
Net cash provided by operating activities	315.7	317.5
INVESTING ACTIVITIES:
Purchases of transportation equipment	(274.1)	(359.7)
Purchases of other property and equipment	(27.3)	(29.5)
Proceeds from sale of property and equipment	51.8	39.6
Proceeds from lease receipts and sale of off-lease inventory	42.4	47.4
Purchases of lease equipment	(89.8)	(68.7)
Sales of marketable securities	8.4	11.1
Advance funding of dividends to transfer agent	(6.7)	—
Purchases of marketable securities	—	(4.0)
Acquisition of businesses, net of cash acquired	—	(78.2)
Net cash used in investing activities	(295.3)	(442.0)
FINANCING ACTIVITIES:
Proceeds under revolving credit agreements	—	174.9
Payments under revolving credit agreements	(135.0)	(89.9)
Proceeds from other debt	—	0.6
Payments of debt and capital lease obligations	(118.5)	(37.7)
Payment of deferred consideration related to acquisition	(19.4)	—
Proceeds from IPO, net of issuance costs	340.6	—
Dividends paid	(16.6)	—
Redemptions of redeemable common shares	(0.1)	(1.4)
Proceeds from issuances of redeemable common shares	—	2.3
Net cash provided by financing activities	51.0	48.8
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	71.4	(75.7)
CASH AND CASH EQUIVALENTS:
Beginning of period	130.8	160.7
End of period	$202.2	$85.0
ADDITIONAL CASH FLOW INFORMATION:
Noncash investing and financing activity:
Equipment purchases in accounts payable	$57.4	$40.0
Dividends declared but not yet paid	$8.8	$—
Increase in redemption value of redeemable common shares	$—	$(110.0)
Cash paid (refunded) during the year for:
Interest	$16.6	$14.7
Income taxes—net of refunds	$(10.4)	$4.0

Schneider National, Inc.
Revenues and Income from Operations by Segment
(unaudited)

Revenues by Segment

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Truckload	$551.7	$540.8	$1,616.8	$1,551.0
Intermodal	196.0	187.6	571.4	559.7
Logistics	209.1	194.3	584.7	539.9
Other	85.4	66.5	214.5	171.5
Fuel surcharge	93.9	81.3	276.8	209.7
Inter-segment eliminations	(25.3)	(17.3)	(71.8)	(56.0)
Operating revenues	$1,110.8	$1,053.2	$3,192.4	$2,975.8

Income from Operations by Segment

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Truckload	$41.1	$53.6	$132.9	$157.5
Intermodal (1)	12.2	10.9	30.0	31.6
Logistics	9.1	8.4	20.8	21.7
Other (2)	1.7	(2.1)	2.9	(8.3)
Income from operations	64.1	70.8	186.6	202.5

Adjustments:
Duplicate chassis cost (1)	5.4	—	8.3	—
WSL contingent consideration adjustment (2)	(0.3)	—	(13.2)	—
Acquisition costs (3)	—	1.1	—	1.1
IPO costs (4)	—	0.5	—	0.5
Adjusted income from operations	$69.2	$72.4	$181.7	$204.1

(1) By the end of 2017, the Company expects Intermodal to have completed its migration to an owned chassis model, which requires the replacement of rental chassis with owned chassis to improve safety and reliability and to increase driver retention. During 2017, we expect to add 10,000 to our owned chassis units, resulting in a total of more than 15,000 owned chassis. The existing lease requirements do not expire until December 31, 2017. Accordingly, the Company is adjusting its income from operations for rental costs related to idle chassis as rented units are replaced.
(2) In the second and third quarters of 2017, the Company recorded a combined $13.2 million fair value adjustment to the contingent consideration related to the acquisition of WSL.
(3) Costs related to the June 1, 2016 acquisition of WSL.
(4) Costs related to the Company's initial public offering (IPO).

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

Truckload	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Dedicated standard
Revenue (excluding fuel surcharge) (1)	$73.4	$75.0	$216.7	$225.3
Average trucks (2) (3)	1,654	1,760	1,641	1,766
Revenue per truck per week (4)	$3,458	$3,304	$3,436	$3,305
Dedicated specialty
Revenue (excluding fuel surcharge) (1)	$110.8	$99.5	$311.4	$283.5
Average trucks (2) (3)	2,333	2,113	2,231	2,038
Revenue per truck per week (4)	$3,700	$3,651	$3,631	$3,604
For-hire standard
Revenue (excluding fuel surcharge) (1)	$289.7	$290.2	$853.5	$876.6
Average trucks (2) (3)	6,345	6,600	6,341	6,707
Revenue per truck per week (4)	$3,556	$3,408	$3,502	$3,386
For-hire specialty
Revenue (excluding fuel surcharge) (1)	$77.8	$76.1	$235.2	$165.6
Average trucks (2) (3)	1,558	1,691	1,602	1,158
Revenue per truck per week (4)	$3,882	$3,488	$3,817	$3,704
Total Truckload
Revenue (excluding fuel surcharge) (1)	$551.7	$540.8	$1,616.8	$1,551.0
Average trucks (2) (3)	11,890	12,164	11,815	11,669
Revenue per truck per week (4)	$3,614	$3,446	$3,560	$3,444
Average company trucks (3)	9,119	9,476	9,059	9,006
Average owner-operator trucks (3)	2,771	2,688	2,756	2,663
Trailers	38,615	38,098	38,615	38,098
Operating ratio (5)	92.6%	90.1%	91.8%	89.8%

(1) Revenue (excluding fuel surcharge) in millions
(2) Includes company trucks and owner-operator trucks

(3)	Calculated based on beginning and ending month counts and represents the average number of trucks available to haul freight over the specified time frame

(4)	Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes, using weighted workdays
(5) Calculated as segment operating expenses divided by segment revenue (excluding fuel surcharge)

Intermodal	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Orders	104,452	96,418	305,074	281,426
Containers	17,557	17,568	17,557	17,568
Trucks (1)	1,293	1,288	1,293	1,288
Revenue per order (2)	$1,876	$1,946	$1,873	$1,989
Operating ratio (3)	93.8%	94.2%	94.7%	94.4%

(1)Includes company trucks and owner-operator trucks at the end of the period
(2)Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes
(3)Calculated as segment operating expenses divided by segment revenue (excluding fuel surcharge)

Logistics	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating ratio (1)	95.6%	95.7%	96.4%	96.0%

(1)	Calculated as segment operating expenses divided by segment revenue (excluding fuel surcharge)

Schneider National, Inc.
Reconciliation of Non - GAAP Financial Measures
(unaudited)
In this earnings release, we present the following non-GAAP financial measures: (1) adjusted enterprise revenue (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, (5) adjusted diluted earnings per share, (6) adjusted EBITDA and (7) free cash flow. We also provide below reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (a) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (b) providing investors with the same information our management uses internally to assess our core operating performance and (c) presenting comparable financial results between periods. In addition, in the case of adjusted enterprise revenue (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the exogenous factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more germane factors affecting our results of operations and our industry. With respect to free cash flow, we believe the measure provides investors with an important perspective on the cash available to fund our business after payment of capital expenditures related to the necessary components of ongoing operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. We use free cash flow as a measure to assess overall liquidity.
Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this release in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or non-recurring items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjusted enterprise revenue (excluding fuel surcharge)

Adjusted enterprise revenue (excluding fuel surcharge) is a non-GAAP financial measure and is defined as operating revenues less fuel surcharge revenue. The following is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to adjusted enterprise revenue (excluding fuel surcharge).

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues	$1,110.8	$1,053.2	$3,192.4	$2,975.8
Less: Fuel surcharge revenue	93.9	81.3	276.8	209.7
Adjusted enterprise revenue (excluding fuel surcharge)	$1,016.9	$971.9	$2,915.6	$2,766.1

Adjusted income from operations
Adjusted income from operations is a non-GAAP financial measure and is defined as income from operations, adjusted to exclude material items that do not reflect our core operating performance, which are shown below. The following is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations.

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Income from operations	$64.1	$70.8	$186.6	$202.5
Duplicate chassis costs (1)	5.4	—	8.3	—
WSL contingent consideration adjustment (2)	(0.3)	—	(13.2)	—
Acquisition costs (3)	—	1.1	—	1.1
IPO costs (4)	—	0.5	—	0.5
Adjusted income from operations	$69.2	$72.4	$181.7	$204.1

(1) By the end of 2017, the Company expects Intermodal to have completed its migration to an owned chassis model, which requires the replacement of rental chassis with owned chassis to improve safety and reliability and to increase driver retention. During 2017 we expect to add 10,000 to our owned chassis units, resulting in a total of more than 15,000 owned chassis. The existing lease requirements do not expire until December 31, 2017. Accordingly, the Company is adjusting its income from operations for rental costs related to idle chassis as rented units are replaced.
(2) In the second and third quarters of 2017, the Company recorded a combined $13.2 million fair value adjustment to the contingent consideration related to the acquisition of WSL.

(3)	Costs related to the June 1, 2016 acquisition of WSL.

(4)	Costs related to the Company's initial public offering (IPO).

Adjusted operating ratio
Adjusted operating ratio is a non-GAAP financial measure and is defined as operating expenses, adjusted to exclude material items that do not reflect our core operating performance; which are shown below, divided by adjusted enterprise revenue (excluding fuel surcharge). The following is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total operating expenses	$1,046.7	$982.4	$3,005.8	$2,773.3
Divide by: Operating revenues	1,110.8	1,053.2	3,192.4	2,975.8
Operating ratio	94.2%	93.3%	94.2%	93.2%

Operating revenues	$1,110.8	$1,053.2	$3,192.4	$2,975.8
Less: Fuel surcharge revenue	93.9	81.3	276.8	209.7
Adjusted enterprise revenue (excluding fuel surcharge)	$1,016.9	$971.9	$2,915.6	$2,766.1

Total operating expenses	$1,046.7	$982.4	$3,005.8	$2,773.3

Adjusted for:
Fuel surcharge revenue	(93.9)	(81.3)	(276.8)	(209.7)
Duplicate chassis costs	(5.4)	—	(8.3)	—
WSL contingent consideration adjustment	0.3	—	13.2	—
Acquisition costs	—	(1.1)	—	(1.1)
IPO costs	—	(0.5)	—	(0.5)
Adjusted total operating expenses	$947.7	$899.5	$2,733.9	$2,562.0
Adjusted operating ratio	93.2%	92.6%	93.8%	92.6%

Adjusted net income and adjusted diluted earnings per share

Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are defined as net income and diluted earnings per share, adjusted to exclude material items that do not reflect our core operating performance, which are show below. The following is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$36.9	$36.8	$106.0	$109.1
Duplicate chassis costs	5.4	—	8.3	—
WSL contingent consideration adjustment	(0.3)	—	(13.2)	—
Acquisition costs	—	1.1	—	1.1
IPO costs	—	0.5	—	0.5
Income tax effect of non-GAAP adjustments	(2.0)	(0.6)	1.9	(0.6)
Adjusted net income	$40.0	$37.8	$103.0	$110.1

The following is a reconciliation of diluted earnings per share, which is the most directly comparable GAAP measure, to adjusted diluted earnings per share.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Diluted earnings per share	$0.21	$0.24	$0.63	$0.70
Non-GAAP adjustments, tax effected	0.02	—	(0.02)	—
Adjusted diluted earnings per share	$0.23	$0.24	$0.61	$0.70

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income, plus provision for income taxes, interest expense and depreciation and amortization, and is further adjusted to exclude other non-operating expenses, and other material items that do not reflect our core operating performance, which are show below. The following is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted EBITDA.

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$36.9	$36.8	$106.0	$109.1
Provision for income taxes	23.8	27.7	67.2	75.9
Interest expense – net	3.6	5.8	13.7	15.7
Depreciation and amortization	70.5	70.0	207.0	197.7
Other - net	(0.2)	0.5	(0.3)	1.8
Duplicate chassis cost	5.4	—	8.3	—
WSL contingent consideration adjustment	(0.3)	—	(13.2)	—
Acquisition costs	—	1.1	—	1.1
IPO costs	—	0.5	—	0.5
Adjusted EBITDA	$139.7	$142.4	$388.7	$401.8

Free cash flow

Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less net cash used for capital expenditures. The following is a reconciliation of net cash provided by operating activities, which is the most directly comparable GAAP measure, to free cash flow.

(in millions)	Nine Months Ended September 30,
	2017	2016
Net cash provided by operating activities	$315.7	$317.5

Purchases of transportation equipment	(274.1)	(359.7)
Purchases of other property and equipment	(27.3)	(29.5)
Proceeds from sale of property and equipment	51.8	39.6
Net capital expenditures	(249.6)	(349.6)

Free cash flow	$66.1	$(32.1)